Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2009, relating to the financial statements of Sonus Networks, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective January 1, 2007) and the effectiveness of Sonus Networks, Inc’s  internal control over financial reporting,  appearing in the Annual Report on Form 10-K of Sonus Networks, Inc. for the year ended December 31, 2008 and incorporated by reference in Registration Statement No. 333-150022.

/S/ Deloitte & Touche LLP

Boston, Massachusetts

December 11, 2009